Exhibit 10.5
PUT AND CALL OPTION AGREEMENT

DATE:    29 June 2010

(1)	Grafton Resource Investments Ltd c/o dms Corporate Services Ltd P O Box 1344, DMS House 20 Genesis Close Grand Cayman, KY 1-1108 Cayman Islands

(2)	Universal Gold Holdings (Cayman) Ltd. c/o Maples Corporate Finance Services Ltd PO Box 309, Ugland House Grand Cayman, KY1-11 04 Cayman Islands

BACKGROUND

A.
Grafton Resource Investments Ltd, (Grafton) holds approximately 7,160,000 "B" Ordinary Shares (Existing Shares) (representing 15.34% of the issued shares) in Kolar (an English company No 3404980) and has indicated to Kolar its intention to participate in a current placing being implemented by Kolar by signing an application letter in the form annexed hereto to subscribe for a Convertible Loan Note (CLN) to be issued by Kolar at a subscription price of £680,000 on the terms of the Document issued by Kolar and dated 17th June 2010 as annexed hereto (Placing Document).

B.
The CLN carries the right for the holder to convert the CLN into a further 2,720,000 "B" Ordinary Shares (approximately 8% of the issued shares, following the subscription) being a conversion price of £0.25 per share and also carry warrants to subscribe for an equivalent number of further "B" Ordinary Shares at a subscription price of £0.30 during an 18 month period.

C.	Grafton have agreed to complete the subscription for the CLN as the agent of UGMC, utilising the funds to be provided by UGMC for this purpose.

AGREED TERMS:

In consideration for the mutual undertakings and commitments given by each party to the other hereunder it is hereby agreed between Grafton and UGMC as follows:

1.	SUBSCRIPTION

a.	UGMC will procure that the sum of £680,000 required by way of subscription monies for the CLN is made available for the purposes of such subscription by no later than 30th June 2010.

b.
Grafton will to the extent necessary obtain the consent of Kolar to complete the exercise of the subscription rights for the CLN (and thereafter if requested by UGMC the conversion rights for CLN into New Kolar Shares) as agent for UGCM in accordance with the Placing Document and will request the issue of the CLN by Kolar in the name of UGMC.

2.	CALL OPTION

a)
Grafton hereby grants to UGMC a 90 day call option (Call Option) to acquire Grafton's entire shareholding in Kolar (both the Existing Shares and (if and to the extent that Grafton may, having subscribed as agent under the terms of the Placing Document, have any rights or interest therein) the CLN and the New Kolar Shares subscribed for using the UGMC subscription monies).

b)	UGMC acknowledges that 90 days shall be sufficient time for it to conduct due diligence in relation to Kolar and to decide whether or not it wishes to exercise its option.

c)	the 90 day Call Option period shall commence on the first business day following payment of the CLN.

d)
the exercise price under the Call Option will be satisfied by the payment within 30 days of the exercise of the Call Option by UGMC of US$6 million (the "Cash Consideration") plus the legally binding commitment for UGMC to issue to Grafton new shares in UGMC having an aggregate value at US$6 million (the "Shares Consideration"), such shares to be issued at the same price as shares in UGMC ranking pari passu therewith are issued to subscribers in the next placing of shares by UGMC, which UGMC have represented can be issued to Grafton without any shareholder or other consent(s) being required and is expected to take place no later than 30 November 2010; and if no such placing by UGMC has taken place by 30 November 2010 the Shares Consideration shall be satisfied by the issue of new UGMC shares at the weighted average share price over 180 days.

3.	PUT OPTION

a.
Grafton hereby also grants to UGCM a 90 day put option (Put Option) exercisable only during and no later than the end of the Call Option period referred to in paragraph 2 (c) above to require Grafton to acquire from UGMC its entire rights and interest in the CLN (and any New Kolar Shares into which the CLN may at such date have been converted) for an aggregate price of £680,000 such purchase to be completed within 30 days after the exercise of the Put Option

b.	The price payable by Grafton to UGMC under the Put Option shall be satisfied by Grafton in cash (in Stirling or US Dollars at the prevailing spot conversion rate) as Grafton shall decide

4.	FAILURE TO EXERCISE

In the event UGMC does not exercise either its Call Option or its Put Option within the option period, both such options will lapse and in such circumstances Grafton shall retain the Existing Shares in Kolar and UGMC shall retain the CLN and/or New Kolar Shares as the case may be.

5.	GOVERNING LAW

This agreement shall be governed by English law and Grafton and UGMC agree to the non-excusive jurisdiction of the English courts.

6.	CONFIDENTIALITY

a.
The parties undertake to each other to keep confidential the existence of this agreement and to use the information available to it in relation to Kolar only for the purposes contemplated by this agreement, SAVE THAT either party may disclose any information that it is otherwise required to keep confidential under this clause 6:

i.
to such of its professional advisers, consultants and employees or officers as are reasonably necessary to advise on this agreement, or to facilitate the exercise of the Option, provided that the disclosing party procures that the people to whom the information is disclosed keep it confidential as if they were that party; or

ii.	with the written consent of the other party; or

iii.	to the extent that the disclosure is required by law or by an regulatory body, tax authority or securities exchange,

but shall use reasonable endeavours to consult the other party and to take into account any reasonable requests it may have in relation to the disclosure before making it.

7.	FURTHER ASSURANCE

At all times after the date of this agreement the parties shall, at their own expense, execute all such documents and do all such acts and things as may reasonably be required for the purpose of giving full effect to this agreement.

8.	ASSIGNMENT

All rights under this agreement are personal to the parties and may not be assigned by either party without the prior written consent of the other party.

9.	WHOLE AGREEMENT

This agreement, and any documents referred to in it, constitute the whole agreement between the parties and supersede any previous arrangement, understanding or agreement between them relating to the subject matter they cover.

10.	VARIATION AND WAIVER

a.	A variation of this agreement shall be in writing and signed by or on behalf of each party.

b.
Any waiver of any right under this agreement is only effective if it is in writing and signed by the waiving or consenting party and it applies only in the circumstances for which it is given, and shall not prevent the party who has given the waiver from subsequently relying on the provision it has waived.

c.
Except as expressly stated, no failure to exercise or delay in exercising any right or remedy provided under this agreement or by law constitutes a waiver of such right or remedy or shall prevent any future exercise in whole or in part thereof.

d.	No single or partial exercise of any right or remedy under this agreement shall preclude or restrict the further exercise of any such right or remedy.

e.	Unless specifically provided otherwise, rights arising under this agreement are cumulative and do not exclude rights provided by law.

11.	COSTS

Each party shall bear its own legal, accountancy and other costs, charges and expenses connected with the negotiation, preparation and implementation of this agreement and any other agreement incidental to or referred to in this agreement.

12.	NOTICES

a.
A notice given under this agreement shall be in writing and shall be sent for the attention of the person, and to the address given above or to such other address, fax number or person as the relevant party may notify to the other party) and shall be delivered personally or sent by fax or sent by pre-paid first- class post or recorded delivery.

b.	A notice is deemed to have been received:

i.	if delivered personally, at the time of delivery; or

ii.	in the case of fax, at the time of transmission; or

iii.	in the case of pre-paid first class post or recorded delivery, 48 hours from the date of posting;

AND if deemed receipt under the previous paragraphs of this clause 12.b is not within business hours (meaning 9.00 am to 5.30 pm Monday to Friday on a day that is not a Business Day), when business next starts in the place of receipt. To prove service, it is sufficient to prove that the notice was transmitted by fax to the fax number of the party or, in the case of post, that the envelope containing the notice was properly addressed and posted.

13.	SEVERANCE

a.
If any provision of this agreement (or part of a provision) is found by any court or administrative body of competent jurisdiction to be invalid, unenforceable or illegal, the other provisions shall remain in force.

b.
If any invalid, unenforceable or illegal provision would be valid, enforceable or legal if some part of it were deleted, the provision shall apply with whatever modification is necessary to give effect to the commercial intention of the parties.

14.	THIRD PARTY RIGHTS

No term of this agreement shall be enforceable by a third party (being any person other than the parties and their permitted successors and assignees).

15.	COUNTERPARTS

This agreement may be executed in any number of counterparts, each of which is an original and which together have the same effect as if each party had signed the same document.

SIGNED by )
For and on behalf of Grafton)
Resource Investments Ltd in)	/s/ David Hutchins
the presence of: )

/s/ Ruby Gorrin

SIGNED by )
For and on behalf of )
Universal Gold Holdings (Cayman) Ltd)	/s/ D. Cather
In the presence of: )

/s/ C. Niven